UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 13, 2010

ATRINSIC, INC.
 (Exact name of registrant as specified in its charter)

Delaware	001-12555	06-1390025
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

469 7th Avenue, 10th Floor, New York, NY 10018
(Address of Principal Executive Offices/Zip Code)

(212) 716-1977
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

¨	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

            On October 13, 2010, Atrinsic, Inc. (the “Company”) entered into amendments to its existing Marketing Services Agreement and Master Services Agreement with Brilliant Digital Entertainment, Inc. (“Brilliant Digital”) and entered into an agreement with Brilliant Digital and Altnet, Inc., a wholly-owned subsidiary of Brilliant Digital (collectively, “BDE”), to acquire all of the assets of BDE that relate to its Kazaa subscription based music service business.

The Marketing Services Agreement and Master Services Agreement govern the operation of Brilliant Digital’s Kazaa subscription based music service business which is jointly operated by the Company and BDE.  Under the Marketing Services Agreement, Atrinsic is responsible for marketing, promotional, and advertising services in respect of the Kazaa business.  Pursuant to the Master Services Agreement, Atrinsic provides services related to the operation of the Kazaa business, including billing and collection services and the operation of the Kazaa online storefront.  BDE is obligated to provide certain other services with respect to the Kazaa business, including licensing the intellectual property underlying the Kazaa business to Atrinsic, obtaining all licenses to the content offered as part of the Kazaa business and delivering that content to subscribers.  As part of the agreements, Atrinsic is required to make advance payments and expenditures in respect of certain expenses incurred in order to operate the Kazaa business.  These advances and expenditures are recoverable on a dollar for dollar basis against revenues generated by the business.

Among other things, the amendments extend the term of each of the Marketing Services Agreement and Master Services Agreement from three years to thirty years, provide Atrinsic with an exclusive license to the Kazaa trademark in connection with Atrinsic’s services under the agreements, and modify the Kazaa digital music service profit share payable to Atrinsic under the agreements from 50% to 80%.  In addition, the amendments remove BDE’s obligation to repay up to $2,500,000 of advances and expenditures which are not otherwise recovered from Kazaa generated revenues and remove the cap on expenditures that Atrinsic is required to advance in relation to the operation of the Kazaa business.  As consideration for entering into the amendments, Atrinsic will issue 4,161,130 shares of its common stock to Brilliant Digital.

The amendments to the Marketing Services Agreement and Master Services Agreement are part of a broader transaction between Atrinsic and BDE pursuant to which Atrinsic will acquire all of the assets of BDE that relate to its Kazaa digital music service business in accordance with the terms of an asset purchase agreement entered into between the parties on October 13, 2010.

The purchase price for the acquired assets includes the issuance by Atrinsic of an additional 7,125,665 shares of its common stock at the closing of the transactions contemplated by the asset purchase agreement as well as the assumption of certain liabilities related to the Kazaa business.  The closing of the transactions contemplated by the asset purchase agreement will occur when all of the assets associated with the Kazaa business, including the Kazaa trademark and associated intellectual property, as well as Brilliant Digital’s content management, delivery and customer service platforms, and licenses with third parties, have been transferred to Atrinsic.  The closing of the transactions contemplated by the asset purchase agreement is subject to approval by the stockholders of Atrinsic and Brilliant Digital, receipt of all necessary third party consents as well as other customary closing conditions.  At the closing of the transactions contemplated by the asset purchase agreement, Atrinsic has agreed to appoint two individuals to be selected by Brilliant Digital to serve on Atrinsic’s Board of Directors.  In addition, at the closing, each of the Marketing Services Agreement and Master Services Agreement will terminate.

Additional Information About the Proposed Transaction and Where You Can Find It

This document may be deemed to be solicitation material in respect of the proposed acquisition by Atrinsic of all of the assets of BDE that relate to its Kazaa subscription based music service business. In connection with the proposed transaction, a proxy statement will be filed by Atrinsic with the SEC. STOCKHOLDERS OF ATRINSIC ARE ENCOURAGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED ASSET ACQUISITION. The final proxy statement will be mailed to stockholders of Atrinsic. Investors and security holders will be able to obtain the documents free of charge at the SEC’s website, www.sec.gov, or from Atrinsic, at Atrinsic, Inc., Attention: Investor Relations, 469 7th Avenue, 10th Floor, New York, NY, 10018.

Atrinsic and its directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the transaction.  Information regarding the identity of the persons who may, under SEC rules, be deemed to be “participants” in the solicitation of proxies, and a description of their direct and indirect interests in the solicitation, by security holdings or otherwise, will be contained in the Proxy Statement and other relevant materials to be filed with the SEC when they become available.

On October 14, 2010, the Company issued a press release announcing the Asset Purchase Agreement with BDE, as well as the amendments to the Marketing Services Agreement and Master Services Agreement. A copy of the press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhbits

(d)	Exhibits.

The following exhibit is filed herewith:

Exhibit Number	Description

99.1	Press release issued by Atrinsic, Inc., dated October 14, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Atrinsic, Inc.

Date: October 14, 2010	By:	/s/ Thomas Plotts
Thomas Plotts
Chief Financial Officer

Exhibit Number	Description

99.1	Press release issued by Atrinsic, Inc., dated October 14, 2010.